Exhibit 99.1

Marina Biotech, Inc. Announces Revised

Third Quarter 2010 Financial Results

Bothell, WA, November 15, 2010 – Marina Biotech, Inc. (Nasdaq: MRNA), a leading RNAi-based drug discovery and development company, today reported revised financial results for the third quarter and nine months ended September 30, 2010.

Subsequent to the Company’s earnings release and investor call on November 10, the Company determined that it should revise its recording of approximately $0.9 million in severance costs and stock-based compensation relating to accounting for the acquisition of Cequent Pharmaceuticals. The stock-based compensation was previously reflected as purchase consideration and the severance costs were previously reflected as liabilities assumed in the business combination. The revised accounting will record these amounts as expenses in the third quarter. This revision did not increase liabilities and will have no additional impact on the Company’s cash balance.

The effect was to increase the net loss to $8.3 million, or $0.39 per share, from the previously reported result of $7.4 million, or $0.35 per share, for the third quarter ended September 30, 2010. For the nine months ended September 30, 2010, the net loss increased to $21.9 million, or $1.45 per share, from the previously reported amount of $21.0 million, or $1.40 per share. These revisions will be reflected in the Company’s 10-Q for the third quarter ended September 30, 2010, which is being filed with the Securities and Exchange Commission today.

Attached is a revised financial table showing the adjusted financial results.

About Marina Biotech, Inc.

Marina Biotech (formerly known as MDRNA, Inc.) is a biotechnology company, focused on the development and commercialization of therapeutic products based on RNA interference (RNAi). Marina Biotech’s pipeline currently includes a clinical program in Familial Adenomatous Polyposis (a precancerous syndrome) and two preclinical programs - in hepatocellular carcinoma and bladder cancer. Marina Biotech’s goal is to improve human health through the development of RNAi-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Additional information about Marina Biotech is available at http://www.marinabio.com.

Marina Biotech Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to obtain additional funding; (ii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (v) the ability of Marina Biotech and/or a partner to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update and supplement forward-looking statements because of subsequent events.

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Contacts:

Marina Biotech, Inc.:

Peter Garcia

Chief Financial Officer

(425) 908-3603

pgarcia@marinabio.com

Financial Tables Follow

MARINA BIOTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2010	2009	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
License and other revenue	$64	$1,130	$14,524	$1,507

Operating expenses:
Research and development	3,319	7,500	11,775	14,936
Selling, general and administrative	3,478	3,956	7,836	8,763
Restructuring	118	460	429	746

Total operating expenses	6,915	11,916	20,040	24,445

Income (loss) from operations	(6,851)	(10,786)	(5,516)	(22,938)
Other income (expense):
Interest income	1	—	4	—
Interest and other expense	—	(321)	(311)	(1,645)
Net gain on settlement of liabilities	—	29	654	29
Change in fair value price adjustable warrants	(160)	2,806	(2,092)	2,691

Net loss	$(7,010)	$(8,272)	$(7,261)	$(21,863)

Basic and diluted net loss per share:
Net loss per common share — basic and diluted	$(0.69)	$(0.39)	$(0.80)	$(1.45)

Shares used in computing net loss per share – basic and diluted	10,178	20,982	9,084	15,045

Selected Balance Sheet Data (In Thousands)	December 31, 2009	September 30, 2010
	(Unaudited)	(Unaudited)
Cash (includes restricted cash of $998 and $1,157, respectively)	$1,746	$2,104

Accounts Receivable, net	211	161

Property and Equipment and Other Assets	5,272	4,844

Goodwill and Intangible Assets	—	29,617

Total Assets	7,229	36,726

Notes Payable, net of Discount	317	—

Fair Value Liability for Price Adjustable Warrants	7,243	3,500

Deferred Taxes	—	8,085

Other Liabilities	6,555	8,801

Total Liabilities	14,115	20,386

Accumulated Deficit	(263,017)	(284,880)